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                                   EXHIBIT 5

                              OPINION RE LEGALITY


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C.M. Life
140 Garden Street
Hartford, CT

RE: C.M. Life Fixed Account with Interest Rate Factor Adjustment;
    Commission File No. 333-2347

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933 for C.M. Life Fixed Account with Interest Rate Factor Adjustment (the "Fixed Account") offered in connection with the Panorama Plus variable annuity contract, issued by C.M. Life.

The Fixed Account offers investors the choice among various guarantee periods to which account value may be allocated. If such amounts remain in the Fixed Account for the chosen guarantee period, then a guaranteed rate of interest will be paid. If, however, amounts are withdrawn prior to the expiration of the selected guarantee period, such withdrawal will be subject to a market value adjustment.

As Chief Legal Officer and Assistant Secretary for C.M. Life Insurance Company, ("CM Life"), I provide legal advice to CM Life in connection with the operation of its variable products. In such role I have participated in the preparation of Post-Effective Amendment No. 3 to the Registration Statement for the Fixed Account. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. CM Life is a valid and subsisting corporation, organized and operated under Connecticut law, and subject to regulation by the Connecticut Commissioner of Insurance.

2. The securities being registered, when sold will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment.

  Very truly yours,

  Thomas F. English
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  Thomas F. English
  Chief Legal Officer and
  Assistant Secretary

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